Exhibit 99.1

Financial Institutions, Inc.

NEWS RELEASE	220 Liberty Street
For Immediate Release	Warsaw, NY 14569

Financial Institutions, Inc. Announces New, Growth-Centered Executive Structure for Five Star
Bank

Organization Capitalizes on Momentum Across Western and Upstate New York

WARSAW, N.Y., July 20, 2016 – In recognition of its current success, and in anticipation of future growth, Five Star Bank (the “Bank”), a subsidiary of Financial Institutions, Inc. (the “Company”) (NASDAQ: FISI), has introduced a new organizational structure designed to further accelerate its momentum serving communities across Western New York.

William Kreienberg, Executive Vice President, has been named Chief Administrative Officer in addition to his existing role of General Counsel and Chief Risk Officer for Five Star Bank. Prior to joining Five Star Bank, Mr. Kreienberg was a partner with Harter Secrest & Emery LLP.

Jeffrey Kenefick, Executive Vice President, has been named Chief Community, Commercial and Strategic Development Executive responsible for identifying and building strategic relationships to enhance revenue generating opportunities for the organization.

Charles Guarino, Senior Vice President, has been named Chief Retail Lending Executive. Mr. Guarino, a 21-year employee of Five Star Bank, will have oversight of sales, underwriting and collection activities within the bank’s indirect lending and mortgage banking divisions.

Joseph Dugan has joined the Bank as Senior Vice President, Retail Growth and Profitability Executive. Prior to joining Five Star Bank, Mr. Dugan served as Executive Vice President of Customer Value Management for Canandaigua National Bank. At Five Star Bank, he will oversee the retail branch network, marketing and the customer banking center.

The Bank is currently recruiting for a Chief Corporate Development Executive, a position responsible for commercial lending, merchant services, and our insurance and wealth management subsidiaries.

Also continuing to serve on the senior leadership team of the Bank are Kevin Klotzbach, CFO and Treasurer, Paula Dolan, Director of Human Resources and Enterprise Planning and Michael Burneal, Chief Information Officer.

“As Five Star Bank succeeds, it’s important that our leadership structure continue to evolve in order to better serve our customers and continue to provide enhanced value for our shareholders,” said Marty Birmingham, President and CEO of Financial Institutions, Inc. “These appointments strengthen an already outstanding senior leadership team, reinforcing our community bank heritage and achieving our goals of providing a great place to work for our employees, great products and services for our communities and customers, and excellent results for our shareholders.”

In March, the Bank announced plans to move its regional administrative center from Pittsford, N.Y. to 100 Chestnut Street in Rochester, N.Y. which has been re-named Five Star Bank Plaza. Approximately 150 employees, including the Bank’s regional executive team, will move into the site by April 2017. The center will include the Bank’s new branch concept, a Financial Solutions Center, in the lobby of the building and a co-location of information technology.

About Financial Institutions, Inc.

Financial Institutions, Inc. provides diversified financial services through its subsidiaries, Five Star Bank, Scott Danahy Naylon and Courier Capital. Five Star Bank provides a wide range of consumer and commercial banking services to individuals, municipalities and businesses through a network of over 50 offices and more than 60 ATMs throughout Western and Central New York State. Scott Danahy Naylon provides a broad range of insurance services to personal and business clients across 44 states. Courier Capital provides customized investment management, investment consulting and retirement plan services to individuals, businesses, institutions, foundations and retirement plans.  Financial Institutions, Inc. and its subsidiaries employ approximately 700 individuals. The Company’s stock is listed on the Nasdaq Global Select Market under the symbol FISI and is a member of the NASDAQ OMX ABA Community Bank Index. Additional information is available at the Company’s website: www.fiiwarsaw.com.

Safe Harbor Statement

This press release may contain forward-looking statements as defined by Section 21E of the Securities Exchange Act of 1934, as amended, that involve significant risks and uncertainties. Statements herein are based on certain assumptions and analyses by the Company and are factors it believes are appropriate in the circumstances. Actual results could differ materially from those contained in or implied by such statements for a variety of reasons including, but not limited to: the Company’s ability to implement its strategic plan, the Company’s ability to redeploy investment assets into loan assets, whether the Company experiences greater credit losses than expected, whether the Company experiences breaches of its, or third party, information systems, the attitudes and preferences of the Company’s customers, the Company’s ability to successfully integrate and profitably operate Scott Danahy Naylon and Courier Capital, the competitive environment, fluctuations in the fair value of securities in its investment portfolio, changes in the regulatory environment and the Company’s compliance with regulatory requirements, changes in interest rates, general economic and credit market conditions nationally and regionally, and costs associated with responding to the demands of an activist shareholder. Consequently, all forward-looking statements made herein are qualified by these cautionary statements and the cautionary language in the Company’s Annual Report on Form 10-K, its Quarterly Reports on Form 10-Q and other documents filed with the SEC.  Except as required by law, the Company undertakes no obligation to revise these statements following the date of this press release.

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For additional information:
Investors:	News Media:

Kevin B. Klotzbach	Brandonne Rankin
Executive Vice President, Chief Financial Officer & Treasurer	McDougall Communications
Phone: 585.786.1130	Phone: 585.313.3683
Email: KBKlotzbach@five-starbank.com	Email: brankin@mcdougallpr.com

Jordan Darrow
Darrow Associates
Phone: 512-551-9296
Email: jdarrow@darrowir.com